EXHIBIT 23.03

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Equity Incentive Plan, 1998 Employee Stock Purchase Plan and 1998 Directors Stock Option Plan of Concur Technologies, Inc. of our reports dated November 5, 2002 with respect to the consolidated statements of operations, stockholders’ equity and cash flows and schedule of Concur Technologies, Inc. for the year ended September 30, 2002 included in the Annual Report (Form 10-K) for the year ended September 30, 2004, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Seattle, Washington

December 13, 2004